Exhibit 99.1

FOR IMMEDIATE RELEASE

ROMEO POWER TECHNOLOGY, LEADING PROVIDER OF BATTERY TECHNOLOGY TO THE

COMMERCIAL EV MARKET, TO LIST ON NYSE THROUGH MERGER WITH RMG ACQUISITION CORP.

•	Romeo Power has entered into a definitive merger agreement with RMG Acquisition Corp. (NYSE: RMG); upon closing, the combined company will remain listed on the New York Stock Exchange under the new ticker symbol “RMO”
•	Romeo Power raises $384 million through the business combination, including a $150 million fully committed PIPE anchored by institutional investors as well as strategic investors The Heritage Group and Republic Services
•	Funding provides for capacity expansion and R&D to further develop the next generation of battery system technologies for commercial vehicles
•	BorgWarner is a strategic investor and joint venture partner of Romeo Power
•	The Heritage Group is a strategic investor, PIPE participant and recycling partner of Romeo Power
•	Republic Services is a strategic investor in the PIPE and intends to enter into a strategic alliance with Romeo Power
•	Pro forma equity value of the combined company is approximately $1.33 billion
•	Transaction is expected to close in the fourth quarter of 2020

LOS ANGELES, CA / NEW YORK, NY (October 5, 2020) – Romeo Systems, Inc. (“Romeo Power”), an energy technology company, and RMG Acquisition Corp. (“RMG”) (NYSE: RMG), a special purpose acquisition company, today announced a definitive agreement for a business combination that would result in Romeo Power becoming a publicly listed company. Upon closing of the transaction, the combined company will be named Romeo Power, Inc. and is expected to remain listed on the NYSE and trade under the new ticker symbol “RMO”.

Romeo Power is an industry leading energy technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through its industry leading energy dense battery modules and packs, it enables large-scale sustainable transportation by delivering safe, longer lasting batteries with shorter charge times. The company has completed construction and development of a 7 GWh-capable manufacturing facility in Los Angeles, California, with state of the art manufacturing operations designed and scaled for high growth. Romeo Power’s core product offering serves the battery electric vehicle (BEV) medium duty short haul and heavy duty long haul trucking markets, as well as specialty trucking and buses. As the era of gas-powered vehicles continues to decline, Romeo Power’s mission is to be an industry leader in the electrification of the global transportation industry and to be the commercial electric vehicle energy provider of today and tomorrow.

Lionel Selwood Jr., Chief Executive Officer of Romeo Power, commented, “We are thrilled to announce this transaction with RMG, as it allows us to further expand our business and to continue innovating and developing new products. Romeo Power’s proprietary battery systems and patented technologies that we have developed over the last four years deliver differentiated energy density, safety, efficiency and cost savings. The need for an economically viable shift toward greener methods of transportation is evident, and we look forward to playing a critical role in the electrification of commercial vehicles globally.”

Robert Mancini, Chief Executive Officer of RMG, added, “Since our IPO in early 2019, we have evaluated nearly 150 investment opportunities in search of a company with an industry-leading disruptive technology in the industrial or energy sector. Romeo Power stood out as a differentiated leading battery technology company for commercial electric vehicles, a sector that we think is at an inflection point and poised for unprecedented growth.”

Upon completion of the merger, Robert Mancini, along with Philip Kassin, President and Chief Operating Officer of RMG, are expected to join the board of Romeo Power, contributing their significant business, financial, legal and public board experience to the governance and operations of the company.

Romeo Power’s energy technology has positioned it to lead the electrification of the global commercial vehicle market. Globally, the total addressable market (“TAM”) for commercial vehicles is estimated to be approximately $665 billion with over 17 million vehicles sold annually and steady growth expected to continue as global economic growth fuels the need for more commercial vehicles. In North America and Europe, the TAM is estimated to be approximately $225 billion with over 7 million vehicles sold annually. Romeo Power has a diversified and high quality customer base today that represents an estimated nearly 70% of the North America Class 8 market. The company has varying forms of agreements with customers, enhancing visibility into the company’s future growth, including over $300 million of currently contracted revenue.

Romeo Power is de-risking commercialization through its strategic partnerships with global leaders in vehicle component technologies, including BorgWarner, a global tier one automotive supplier. In May 2019, BorgWarner made a $50 million strategic investment in Romeo Power and entered into a joint venture, with a goal of amplifying its growing portfolio of alternative propulsion products for hybrid and electric vehicles. The investment and partnership reflect significant third party validation of Romeo Power’s technology, and allow the company to leverage BorgWarner’s customer base, supply chain and manufacturing expertise in order to accelerate growth globally and bolster operational execution in a highly capital efficient manner.

“BorgWarner congratulates Romeo Power on the achievement of this important milestone”, said Frédéric Lissalde, President and CEO of BorgWarner. “We look forward to continuing to work with Romeo Power on the expansion of their business and the global growth of the BorgWarner and Romeo Power joint venture.”

In addition, Romeo Power has a significant partnership with The Heritage Group, a leader in environmental and recycling services. The Heritage Group, through its corporate venture arm, HG Ventures, was an early investor in Romeo Power and a participant in the PIPE, and as part of the partnership, they will support the co-development of a battery reuse and recycle facility for Romeo Power’s batteries near or at end-of-life. The Heritage Group has also committed to a pilot program expected to result in converting 500+ diesel trucks in its fleet to BEVs using Romeo Power’s batteries between 2021 and 2025. Republic Services, the second largest recycling and waste disposal company in the United States with a fleet of more than 16,000 vehicles, is another strategic participant in the PIPE and intends to enter into a strategic alliance with Romeo Power .

“Several of the world’s largest logistics companies have announced their commitments to electric fleets, and just about all major OEMs have announced electric vehicle programs,” continued Lionel Selwood Jr. “The team of experts at Romeo Power, which has experience across the electric vehicle, aerospace, and broader technology industries, is excited about the opportunity to tap into this quickly growing market as we help enable the electrification of the commercial vehicle fleet globally for decades to come.”

Transaction Overview

The business combination values Romeo Power at an approximately $1.33 billion pro forma equity value. The boards of directors of both RMG and Romeo Power have approved the proposed transaction, which is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by Romeo Power’s stockholders and satisfaction or waiver of the other conditions stated in the definitive documentation.

The private placement of common stock includes commitments from institutional investors as well as strategic investors The Heritage Group and Republic Services.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by RMG with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Goldman Sachs & Co. LLC is serving as exclusive financial advisor, and Paul Hastings LLP is serving as legal advisor to Romeo Power. Morgan Stanley & Co. LLC is serving as lead financial advisor, Nomura Greentech Capital Advisors, LLC is serving as financial advisor, and Latham & Watkins LLP is serving as legal advisor to RMG. Morgan Stanley & Co. LLC is serving as sole placement agent to RMG on the PIPE offering. Davis Polk & Wardwell LLP is serving as legal advisor to Morgan Stanley & Co. LLC.

Investor Conference Call Information

Romeo Power and RMG will host a joint investor conference call to discuss the proposed transaction today, Monday, October 5, 2020 at 8:30 AM ET.

To listen to the prepared remarks via telephone dial 1-877-705-6003 (U.S.) or 1-201-493-6725 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 13711240 through Monday October 19, 2020, 11:59 PM ET.

About Romeo Power Corporation

Romeo Power, founded in 2016 in California by Michael Patterson, is an industry leading energy technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through its energy dense battery modules and packs, Romeo Power enables large-scale sustainable transportation by delivering safe, longer lasting batteries with shorter charge times. With greater energy density, Romeo Power is able to create lightweight and efficient solutions that deliver superior performance, and provide improved acceleration, range, safety and durability. Romeo Power’s modules and packs are customizable and scalable, and they are optimized by its proprietary battery management system. The company has approximately 100 employees and more than 60 battery-specific engineers and a 113,000 square foot manufacturing facility in Los Angeles, California with key battery development capabilities performed in-house.

For additional information, please visit https://romeopower.com

About RMG Acquisition Corp.

RMG Acquisition Corp. (NYSE: RMG) is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. The company is sponsored by Riverside Management Group and the Management Team of James Carpenter, Robert Mancini and Philip Kassin. The company’s strategy is to identify and complete its initial business combination with a business in the diversified resources or industrial materials sectors, which include, among others, the chemicals, energy services and technology, environmental services, metals and power sectors, and which stand to benefit from our Management Team’s extensive experience and operating capabilities. However, the company has reserved the right to pursue an acquisition opportunity in any business or industry. In February 2019, RMG Acquisition Corp. completed its initial public offering, raising $230 million from investors.

For additional information, please visit http://www.rmgacquisition.com/

Important Information and Where to Find It

This press release relates to a proposed transaction between RMG and Romeo Power. RMG intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement and prospectus of RMG. The proxy statement/prospectus will be mailed to stockholders of RMG as of a record date to be established for voting on the proposed business combination. RMG also will file other relevant documents from time to time regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS OF RMG ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED BY RMG FROM TIME TO TIME WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about RMG and Romeo Power once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by RMG when and if available, can be obtained free of charge on RMG’s website at www.rmginvestments.com or by directing a written request to RMG Acquisition Corp., 50 West Street, Suite 40-C, New York, New York 10006.

Participants in the Solicitation

RMG and Romeo Power and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of RMG’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of RMG’s directors and officers in RMG’s filings with the SEC, including RMG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on April 1, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to RMG’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement/prospectus that RMG intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RMG’s or Romeo Power’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by RMG stockholders; the ability to meet the NYSE’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; Romeo Power’s ability to execute on its plans to develop and market new products and the timing of these development programs; Romeo Power’s estimates of the size of the markets for its products; the rate and degree of market acceptance of Romeo Power’s products; the success of other competing technologies that may become available; Romeo Power’s ability to identify and integrate acquisitions; the performance of Romeo Power’s products; potential litigation involving RMG or Romeo Power; and general economic and market conditions impacting demand for Romeo Power’s products. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of RMG’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4 and proxy statement/prospectus discussed below and other documents filed by RMG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither RMG nor Romeo Power undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

For Investors

ICR, Inc.

RomeoPowerIR@icrinc.com

For Media

ICR, Inc.

RomeoPowerPR@icrinc.com

For RMG Acquisition Corp.

Philip Kassin

Chief Operating Officer

pkassin@rmginvestments.com

212-785-2579